Exhibit 99.1

1-800-FLOWERS.COM, Inc. Reports Results for Its Fiscal 2018 Third Quarter

  Total revenues increased 2.1 percent to $238.5 million compared with $233.7 million in the prior year period. On a comparable basis1 (adjusted for the sale of Fannie May Confection Brands, which closed on May 30, 2017) total revenues increased 10.2 percent.
  EPS loss for the quarter was $0.13, compared with an EPS loss of $0.17 in the prior year period. On a comparable basis1, EPS loss in the prior year period was $0.15.
  Adjusted EBITDA1 was a loss of $3.6 million, compared with a loss of $5.1 million in the prior year period.

(1Refer to “Definitions of Non-GAAP Financial Measures” and the tables attached at the end of this press release for reconciliation of Non-GAAP (“Adjusted” and “Comparable”) results to applicable GAAP results.)

CARLE PLACE, N.Y.--(BUSINESS WIRE)--May 1, 2018--1-800-FLOWERS.COM, Inc. (NASDAQ: FLWS), a leading gourmet food and floral gift provider for all occasions, today reported results for its Fiscal 2018 third quarter ended April 1, 2018.

Chris McCann, CEO of 1-800-FLOWERS.COM, Inc., said, “During the fiscal third quarter, we achieved top and bottom-line growth across all three of our business segments. This was driven by strong revenue growth for the 1-800-Flowers.com brand, where we further extended our market leading position with revenue growth of nearly nine percent for the quarter and more than ten percent during the key Valentine holiday. In addition, we saw a continuation of accelerated ecommerce growth in Harry & David, which grew at a double-digit pace during the quarter.”

McCann noted that the Company’s BloomNet business returned to top and bottom-line growth during the third quarter, driven by increased sales of wholesale products and digital and web marketing services for local florists. “BloomNet is also seeing increasing order volumes from the 1-800-Flowers brand as well as from shop-to-shop orders. As a result, the business is well positioned to build upon these results and enhance its market position during the current fourth quarter and going forward,” he said.

Third Quarter 2018 Financial Results

For the third quarter of 2018, total revenues increased 2.1 percent to $238.5 million compared with $233.7 million in the prior year period. On a comparable basis1 (adjusted for the sale of Fannie May Confection Brands, which closed on May 30, 2017) total revenues increased 10.2 percent. Comparable revenue growth was driven primarily by strong revenue growth of 8.9 percent in the Company’s Consumer Floral segment, combined with growth of 15.5 percent (adjusted for the sale of Fannie May) in the Company’s Gourmet Foods and Gift Baskets segment. Comparable revenue growth benefited from the shift of the Easter holiday into the period.

Gross profit margin for the quarter was 39.2 percent, compared with 40.0 percent in the prior year period. Comparable gross profit margin for the prior year was 39.9 percent. The lower reported and comparable gross profit margin in the period reflects several factors, including the growth of the Company’s Passport free-shipping program, an increase in the promotional nature of the Valentine holiday this year and continued higher transportation costs. Operating expenses as a percent of total revenues improved 260 basis points to 44.4 percent, compared with reported operating expenses as a percent of total revenues of 47.0 percent in the prior year period. Comparable operating expenses as a percent of total revenues was 46.4 percent in the prior year period.

The combination of these factors resulted in an Adjusted EBITDA loss of $3.6 million compared with an Adjusted EBITDA loss of $5.1 million in the prior year period. Net loss was $8.5 million, or $0.13 per share, compared with a net loss of $11.1 million, or $0.17 per share, in the prior year period. On a comparable basis, net loss was $10.0 million, or $0.15 per share, in the prior year period.

Segment Results:

The Company provides fiscal 2018 third quarter selected financial results for its Gourmet Foods and Gift Baskets, Consumer Floral and BloomNet segments in the tables attached to this release and as follows:

  Gourmet Foods and Gift Baskets: Revenues for the quarter were $78.5 million, compared with reported revenues of $85.6 million in the prior year period. On a comparable basis (adjusted for the sale of Fannie May), revenues for the quarter increased 15.5 percent compared with $67.9 million in the prior year period. Revenue growth for the quarter primarily reflects the shift of the Easter holiday into the quarter as well as strong growth in everyday gifting, particularly in the Harry & David, Cheryl’s and 1800Baskets.com brands. Gross profit margin was 33.8 percent, compared with 34.8 percent in the prior year period. On a comparable basis, gross profit margin increased 50 basis points compared with gross profit margin of 33.3 percent in the prior year period. Segment contribution margin loss was $8.8 million, compared with a reported segment contribution margin loss of $10.8 million in the prior year period. On a comparable basis, segment contribution margin loss in the prior year period was $10.1 million.
  Consumer Floral: Fiscal third quarter revenues in this segment increased 8.9 percent to $135.8 million, compared with $124.7 million in the prior year period. Gross margin was 39.6 percent, compared with 40.6 percent in the prior year period. The lower gross profit margin in the quarter reflects the increased promotional nature of the Valentine holiday period this year as well as the Company’s decision to invest to accelerate revenue growth and extend its market leading position. Segment contribution margin increased 2.3 percent to $16.2 million, compared with $15.9 million in the prior year period.
  BloomNet Wire Service: Revenues for the quarter increased 1.7 percent to $24.5 million, compared with $24.1 million in the prior year period. Gross profit margin was 52.8 percent, compared with 53.6 percent in the prior year period, primarily reflecting product mix. Segment contribution margin increased 2.4 percent to $8.4 million, compared with $8.2 million in the prior year period.

Company Guidance:

The Company expects to achieve solid performance in its fiscal fourth quarter, which includes the key Mother’s Day holiday period. Reflecting the results of the first nine months of the fiscal year and the impact of the “Tax Cuts and Jobs Act” legislation, the Company is updating its guidance for fiscal 2018 as follows:

  Consolidated comparable revenue at the high end of its previously stated range of $1.13 billion - to - $1.15 billion;
  EPS of approximately $0.60 per diluted share;
  Comparable Adjusted EBITDA of approximately $80 million;
  Free Cash Flow for the year in a range of $30.0 million - to - $40.0 million.

Definitions of non-GAAP Financial Measures:

We sometimes use financial measures derived from consolidated financial information, but not presented in our financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Certain of these are considered "non-GAAP financial measures" under the U.S. Securities and Exchange Commission rules. Non-GAAP financial measures referred to in this document are either labeled as “non-GAAP” or designated as such with a “1”. See below for definitions and the reasons why we use these non-GAAP financial measures. Where applicable, see the Selected Financial Information below for reconciliations of these non-GAAP measures to their most directly comparable GAAP financial measures.

Adjusted/ Comparable Revenue

Adjusted/ Comparable revenues measure GAAP revenues adjusted for the effects of acquisitions, dispositions, and other items affecting period to period comparability. See Selected Financial Information for details on how comparable revenues were calculated for each period presented. We believe that this measure provides management and investors with a more complete understanding of underlying revenue trends of established, ongoing operations by excluding the effect of activities which are subject to volatility and can obscure underlying trends. Management recognizes that the term "comparable revenues" may be interpreted differently by other companies and under different circumstances. Although this may influence comparability of absolute percentage growth from company to company, we believe that these measures are useful in assessing trends of the Company and its segments, and may therefore be a useful tool in assessing period-to-period performance trends.

EBITDA and Adjusted/ Comparable EBITDA

We define EBITDA as net income (loss) before interest, taxes, depreciation and amortization. Adjusted/ Comparable EBITDA is defined as EBITDA adjusted for the impact of stock based compensation, Non-Qualified Plan Investment appreciation/depreciation, and for certain items affecting period to period comparability. See Selected Financial Information for details on how EBITDA and Adjusted EBITDA were calculated for each period presented. The Company presents EBITDA and Adjusted/ Comparable EBITDA because it considers such information meaningful supplemental measures of its performance and believes such information is frequently used by the investment community in the evaluation of similarly situated companies. The Company uses EBITDA and Adjusted EBITDA as factors used to determine the total amount of incentive compensation available to be awarded to executive officers and other employees. The Company's credit agreement uses EBITDA and Adjusted EBITDA to measure compliance with covenants such as interest coverage and debt incurrence. EBITDA and Adjusted EBITDA are also used by the Company to evaluate and price potential acquisition candidates. EBITDA and Adjusted EBITDA have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP. Some of the limitations are: (a) EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, the Company's working capital needs; (b) EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company's debts; and (c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future and EBITDA does not reflect any cash requirements for such capital expenditures. EBITDA and Adjusted EBITDA should only be used on a supplemental basis combined with GAAP results when evaluating the Company's performance.

Segment Contribution Margin and Adjusted/ Comparable Segment Contribution Margin

We define Segment Contribution Margin as earnings before interest, taxes, depreciation and amortization, before the allocation of corporate overhead expenses. Adjusted/ Comparable Segment Contribution Margin is defined as Segment Contribution Margin adjusted for certain items affecting period to period comparability. See Selected Financial Information for details on how Segment Contribution Margin and Adjusted Segment Contribution margin were calculated for each period presented. When viewed together with our GAAP results, we believe Segment Contribution Margin and Adjusted Segment Contribution Margin provide management and users of the financial statements information about the performance of our business segments. Segment Contribution Margin and Adjusted Segment Contribution Margin are used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. The material limitation associated with the use of the Segment Contribution Margin and Adjusted Segment Contribution Margin is that it is an incomplete measure of profitability as it does not include all operating expenses or non-operating income and expenses. Management compensates for these limitations when using this measure by looking at other GAAP measures, such as Operating Income and Net Income.

Adjusted Net Income and Adjusted/ Comparable Income Per Common Share:

We define Adjusted Net Income and Adjusted Comparable Net Income Per Common Share as Net Income and Net Income Per Common Share adjusted for certain items affecting period to period comparability. See Selected Financial Information below for details on how Adjusted Net Income and Adjusted Net Income Per Common Share were calculated for each period presented. We believe that Adjusted Net Income and Adjusted EPS are meaningful measures because they increase the comparability of period to period results. Since these are not measures of performance calculated in accordance with GAAP, they should not be considered in isolation of, or as a substitute for, GAAP Net Income and Net Income Per Common share, as indicators of operating performance and they may not be comparable to similarly titled measures employed by other companies.

Free Cash Flow

We define Free Cash Flow as net cash provided by operating activities less capital expenditures. The Company considers Free Cash Flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of fixed assets, which can then be used to, among other things, invest in the Company’s business, make strategic acquisitions, strengthen the balance sheet and repurchase stock or retire debt. Free Cash Flow is a liquidity measure that is frequently used by the investment community in the evaluation of similarly isolation or as a substitute for analysis of the Company's results as reported under GAAP. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company's cash balance for the period.

About 1-800-FLOWERS.COM, Inc.

1-800-FLOWERS.COM, Inc. is a leading provider of gifts for all celebratory occasions. For the past 40 years, 1-800-Flowers.com® has been helping deliver smiles to customers with a 100% Smile Guarantee® backing every gift. The 1-800-FLOWERS.COM, Inc. family of brands also includes everyday gifting and entertaining products from Harry & David®, The Popcorn Factory®, Cheryl’s® Cookies, 1-800-Baskets.com ®, Wolferman’s®, Moose Munch® premium popcorn, Personalization Universe®, Simply Chocolate SM and FruitBouquets.com. The Company also offers top-quality steaks and chops from Stock Yards® and gift baskets and towers from its DesignPac Gifts, LLC division. Loyalty programs, such as Celebrations Passport®, Celebrations Rewards® and Celebrations Reminders®, are designed to deepen relationships with customers across all brands. The Company’s BloomNet® international floral wire service and Napco floral gifts and seasonal décor division provide a broad-range of products and services designed to help professional florists grow their businesses profitably. 1-800-FLOWERS.COM, Inc. was named to the Stores® 2017 Hot 100 Retailers List by the National Retail Federation and received the Gold award in the “Best Artificial Intelligence” category at the Data & Marketing Association’s 2017 International ECHO Awards for the Company’s groundbreaking implementation of an artificial intelligence-powered online gift concierge, GWYN. Shares in 1-800-FLOWERS.COM, Inc. are traded on the NASDAQ Global Select Market, ticker symbol: FLWS.

Special Note Regarding Forward Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company’s current expectations or beliefs concerning future events and can generally be identified using statements that include words such as “estimate,” “expects,” “project,” “believe,” “anticipate,” “intend,” “plan,” “foresee,” “forecast,” “likely,” “will,” “target” or similar words or phrases. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control which could cause actual results to differ materially from the results expressed or implied in the forward- looking statements; including, but are not limited to, statements regarding the Company’s expectations for: its ability to achieve its guidance for comparable consolidated revenue for the full year at the high end of its range of $1.13-to-$1.15 billion; its ability to achieve Adjusted EBITDA of approximately $80.0 million and EPS of $0.60 per diluted share; its ability to generate Free Cash Flow for the full fiscal year in a range of $30 million- to -$40.0 million; its ability to leverage its operating platform and reduce operating expense ratio; its ability to cost effectively acquire and retain customers; the outcome of contingencies, including legal proceedings in the normal course of business; its ability to compete against existing and new competitors; its ability to manage expenses associated with sales and marketing and necessary general and administrative and technology investments; its ability to reduce promotional activities and achieve more efficient marketing programs; and general consumer sentiment and economic conditions that may affect levels of discretionary customer purchases of the Company’s products. The Company undertakes no obligation to situated companies. Free Cash Flow has limitations as an analytical tool and should not be considered in publicly update any of the forward-looking statements, whether because of new information, future events or otherwise, made in this release or in any of its SEC filings except as may be otherwise stated by the Company. For a more detailed description of these and other risk factors, please refer to the Company’s SEC filings including the Company’s Annual Reports on Form 10-K and its Quarterly Reports on Form 10-Q. Consequently, you should not consider any such list to be a complete set of all potential risks and uncertainties.

Conference Call:

The Company will conduct a conference call to discuss the above details and attached financial results today, Tuesday, May 1, 2018, at 11:00 a.m. (EDT). The call will be “web cast” live via the Internet and can be accessed from the Investor Relations section of the 1-800-FLOWERS.COM, Inc. web site at www.1800flowersinc.com A recording of the call will be posted on the Investor Relations section of the Company’s web site within two hours of the call’s completion. A telephonic replay of the call can be accessed for 48 hours beginning at 2:00 p.m. EDT on the day of the call at: (US) 1-877-344-7529; (International) 1-412-317-0088; enter conference ID #: 10118885.

Note: The attached tables are an integral part of this press release without which the information presented in this press release should be considered incomplete.

1-800-FLOWERS.COM, Inc. and Subsidiaries Condensed Consolidated Balance Sheets (in thousands)

	April 1, 2018	July 2, 2017
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$173,069	$149,732
Trade receivables, net	22,514	14,073
Inventories	68,906	75,862
Prepaid and other	17,780	17,735
Total current assets	282,269	257,402

Property, plant and equipment, net	153,737	161,381
Goodwill	62,590	62,590
Other intangibles, net	60,093	61,090
Other assets	11,664	10,007
Total assets	$570,353	$552,470

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$19,000	$27,781
Accrued expenses	91,941	90,206
Current maturities of long-term debt	9,344	7,188
Total current liabilities	120,285	125,175

Long-term debt	94,911	101,377
Deferred tax liabilities	20,864	33,868
Other liabilities	11,946	9,811
Total liabilities	248,006	270,231
Total stockholders’ equity	322,347	282,239
Total liabilities and stockholders’ equity	$570,353	$552,470

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information Consolidated Statements of Income (in thousands, except for per share data) (unaudited)

	Three Months Ended		Nine Months Ended
	April 1, 2018	April 2, 2017	April 1, 2018	April 2, 2017
Net revenues:
E-commerce (combined online and telephonic)	$196,866	$177,729	$729,769	$705,407
Other	41,679	55,986	192,218	248,690
Total net revenues	238,545	233,715	921,987	954,097
Cost of revenues	145,090	140,134	525,995	532,135
Gross profit	93,455	93,581	395,992	421,962
Operating expenses:
Marketing and sales	68,215	70,158	231,708	245,112
Technology and development	10,241	10,254	29,086	29,591
General and administrative	19,553	20,962	58,128	64,446
Depreciation and amortization	7,885	8,492	24,646	25,656
Total operating expenses	105,894	109,866	343,568	364,805
Operating income (loss)	(12,439)	(16,285)	52,424	57,157
Interest expense, net	662	1,191	2,919	4,796
Other (income) expense, net	31	(421)	(315)	(570)
Income (loss) before income taxes	(13,132)	(17,055)	49,820	52,931
Income tax expense (benefit)	(4,669)	(5,925)	806	16,903
Net income (loss)	(8,463)	(11,130)	49,014	36,028

Basic net income (loss) per common share	$(0.13)	$(0.17)	$0.76	$0.55

Diluted net income (loss) per common share	$(0.13)	$(0.17)	$0.73	$0.53

Weighted average shares used in the calculation of net income (loss) per common share:
Basic	64,527	65,199	64,694	65,169
Diluted	64,527	65,199	66,949	67,747

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information Consolidated Statements of Cash Flows (in thousands) (unaudited)

	Nine Months Ended
	April 1, 2018	April 2, 2017

Operating activities:
Net income	$$49,014	$$36,028
Reconciliation of net income to net cash provided by operating activities:
Depreciation and amortization	24,646	25,656
Amortization of deferred financing costs	721	1,285
Deferred income taxes	(13,004)	(1,889)
Bad debt expense	906	935
Stock-based compensation	3,002	4,784
Other non-cash items	249	(227)
Changes in operating items:
Trade receivables	(9,347)	(13,595)
Inventories	6,956	892
Prepaid and other	(45)	(2,030)
Accounts payable and accrued expenses	1,453	9,670
Other assets	(88)	(34)
Other liabilities	110	(267)
Net cash provided by operating activities	64,573	61,208

Investing activities:
Working capital adjustment related to sale of business	(8,500)	-
Capital expenditures, net of non-cash expenditures	(15,809)	(18,753)
Net cash used in investing activities	(24,309)	(18,753)

Financing activities:
Acquisition of treasury stock	(12,075)	(8,277)
Proceeds from exercise of employee stock options	179	268
Proceeds from bank borrowings	30,000	181,000
Repayment of bank borrowings	(35,031)	(185,000)
Debt issuance costs	-	(1,507)
Net cash used in financing activities	(16,927)	(13,516)

Net change in cash and cash equivalents	23,337	28,939
Cash and cash equivalents:
Beginning of period	149,732	27,826
End of period	$173,069	$56,765

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information – Category Information (dollars in thousands) (unaudited)

	Three Months Ended
	April 1, 2018	April 2, 2017	Exclude Operating Results of Fannie May	Severance Costs	As Adjusted (non-GAAP) April 1, 2017	As Adjusted (non-GAAP) % Change

Net revenues:
1-800-Flowers.com Consumer Floral	$135,782	$124,684	$-	$-	$124,684	8.9%
BloomNet Wire Service	24,498	24,091	-	-	24,091	1.7%
Gourmet Food & Gift Baskets	78,458	85,611	(17,700)	-	67,911	15.5%
Corporate	264	260	-	-	260	1.5%
Intercompany eliminations	(457)	(931)	537	-	(394)	-16.0%
Total net revenues	$238,545	$233,715	$(17,163)	$-	$216,552	10.2%

Gross profit:
1-800-Flowers.com Consumer Floral	$53,744	$50,584	$-	$-	$50,584	6.2%
	39.6%	40.6%	-	-	40.6%

BloomNet Wire Service	12,931	12,915	-	-	12,915	0.1%
	52.8%	53.6%	-	-	53.6%

Gourmet Food & Gift Baskets	26,532	29,780	(7,134)	-	22,646	17.2%
	33.8%	34.8%	-	-	33.3%

Corporate (a)	248	302	-	-	302	-17.9%
	93.9%	116.2%	-	-	116.2%

Total gross profit	$93,455	$93,581	$(7,134)	$-	$86,447	8.1%
	39.2%	40.0%	-	-	39.9%

EBITDA (non-GAAP):
Segment Contribution Margin (non-GAAP):
1-800-Flowers.com Consumer Floral	$16,226	$15,863	$-	$-	$15,863	2.3%
BloomNet Wire Service	8,439	8,245	-	-	8,245	2.4%
Gourmet Food & Gift Baskets	(8,811)	(10,776)	225	439	(10,112)	12.9%
Segment Contribution Margin Subtotal	15,854	13,332	225	439	13,996	13.3%
Corporate (a)	(20,408)	(21,125)	324	-	(20,801)	1.9%

EBITDA (non-GAAP)	(4,554)	(7,793)	549	439	(6,805)	33.1%

Add: Stock-based compensation	933	1,286	-	-	1,286	27.4%
Add: Comp charge related to NQ Plan Investment Appreciation	30	404	-	-	404	92.6%

Adjusted EBITDA (non-GAAP)	$(3,591)	$(6,103)	$549	$439	$(5,115)	29.8%

	Nine Months Ended
	April 1, 2018	April 2, 2017	Exclude Operating Results of Fannie May	Severance Costs	As Adjusted (non-GAAP) April 2, 2017	As Adjusted (non-GAAP) % Change

Net revenues:
1-800-Flowers.com Consumer Floral	$312,456	$297,707	$-	$-	$297,707	5.0%
BloomNet Wire Service	64,637	65,557	-	-	65,557	-1.4%
Gourmet Food & Gift Baskets	545,408	592,295	(70,273)	-	522,022	4.5%
Corporate	851	839	-	-	839	1.4%
Intercompany eliminations	(1,365)	(2,301)	1,051	-	(1,250)	-9.2%
Total net revenues	$921,987	$954,097	$(69,222)	$-	$884,875	4.2%

Gross profit:
1-800-Flowers.com Consumer Floral	$123,322	$121,383	$-	$-	$121,383	1.6%
	39.5%	40.8%	-	-	40.8%

BloomNet Wire Service	35,682	37,019	-	-	37,019	-3.6%
	55.2%	56.5%	-	-	56.5%

Gourmet Food & Gift Baskets	236,152	262,716	(27,559)	-	235,157	0.4%
	43.3%	44.4%	-	-	45.0%

Corporate (a)	836	844	-	-	844	-0.9%
	98.2%	100.6%	-	-	100.6%

Total gross profit	$395,992	$421,962	$(27,559)	$-	$394,403	0.4%
	42.9%	44.2%	-	-	44.6%

EBITDA (non-GAAP):
Segment Contribution Margin (non-GAAP):
1-800-Flowers.com Consumer Floral	$33,988	$37,172	$-	$-	$37,172	-8.6%
BloomNet Wire Service	22,832	23,713	-	-	23,713	-3.7%
Gourmet Food & Gift Baskets	79,698	84,544	(2,793)	542	82,293	-3.2%
Segment Contribution Margin Subtotal	136,518	145,429	(2,793)	542	143,178	-4.7%
Corporate (a)	(59,448)	(62,616)	1,087		(61,529)	3.4%

EBITDA (non-GAAP)	77,070	82,813	(1,706)	542	81,649	-5.6%
Add: Stock-based compensation	3,002	4,784			4,784	-37.2%
Add: Comp charge related to NQ Plan Investment Appreciation	669	686	-	-	686	2.5%

Adjusted EBITDA (non-GAAP)	$80,741	$88,283	$(1,706)	$542	$87,119	-7.3%

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information (in thousands, except per share data) (unaudited)
Reconciliation of net income (loss) to adjusted net income (loss) (non-GAAP):

	Three Months Ended		Nine Months Ended
	April 1, 2018	April 2, 2017	April 1, 2018	April 2, 2017

Net income (loss)	$(8,463)	$(11,130)	$49,014	$36,028
Adjustments to reconcile net income (loss) to adjusted net income (loss) (non-GAAP)
Deduct: Fannie May operating results		(1,361)		(731)
Deduct: U.S. tax reform impact on deferred taxes (b)			12,158
Add back: Severance costs		439		542
Add back: Income tax expense impact on Fannie May operating results and severance costs		(625)		(406)
Adjusted net income (loss) (non-GAAP)	$(8,463)	$(9,955)	$36,856	$36,895

Basic and diluted net income (loss) per common share
Basic	$(0.13)	$(0.17)	$0.76	$0.55
Diluted	$(0.13)	$(0.17)	$0.73	$0.53

Basic and diluted adjusted net income (loss) per common share (non-GAAP)
Basic	$(0.13)	$(0.15)	$0.57	$0.57
Diluted	$(0.13)	$(0.15)	$0.55	$0.54

Weighted average shares used in the calculation of net income (loss) and adjusted net income (loss) (non-GAAP) per common share
Basic	64,527	65,199	64,694	65,169
Diluted	64,527	65,199	66,949	67,747

Reconciliation of net income (loss) to adjusted EBITDA (non-GAAP) (c):

	Three Months Ended		Nine Months Ended
	April 1, 2018	April 2, 2017	April 1, 2018	April 2, 2017

Net income (loss)	$(8,463)	$(11,130)	$49,014	$36,028
Add:
Interest expense, net	693	770	2,604	4,226
Depreciation and amortization	7,885	8,492	24,646	25,656
Income tax expense			806	16,903
EBITDA (non-GAAP)	115	(1,868)	77,070	82,813
Add:
Severance costs		439		542
Compensation charge related to NQ plan investment appreciation	30	404	669	686
Stock-based compensation	933	1,286	3,002	4,784
Less:
Income tax benefit	4,669	5,925
Fannie May EBITDA		(549)		1,706
Adjusted EBITDA (non-GAAP)	$(3,591)	$(5,115)	$80,741	$87,119

(a)

Corporate expenses consist of the Company’s enterprise shared service cost centers, and include, among other items, Information Technology, Human Resources, Accounting and Finance, Legal, Executive and Customer Service Center functions, as well as Stock-Based Compensation. In order to leverage the Company’s infrastructure, these functions are operated under a centralized management platform, providing support services throughout the organization. The costs of these functions, other than those of the Customer Service Center, which are allocated directly to the above categories based upon usage, are included within corporate expenses as they are not directly allocable to a specific segment.

(b)	The adjustment to deduct the impact of the U.S. tax reform from net income, for the nine months ended April 1, 2018, includes the impact of the re-valuation of the Company's deferred tax liability of $12.2mm or $0.18 per diluted share, but does not include the ongoing impact of the lower federal corporate tax rate.
(c)	Segment performance is measured based on segment contribution margin or segment Adjusted EBITDA, reflecting only the direct controllable revenue and operating expenses of the segments, both of which are non-GAAP measurements. As such, management’s measure of profitability for these segments does not include the effect of corporate overhead, described above, depreciation and amortization, other income (net), and other items that we do not consider indicative of our core operating performance.

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CONTACT:
1-800-FLOWERS.COM, Inc.
Investors:
Joseph D. Pititto, 516-237-6131
invest@1800flowers.com
or
Media:
Kathleen Waugh, 516-237-6028
kwaugh@1800flowers.com